Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2012 (“Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”), and HEALD REAL ESTATE, LLC, a California limited liability company (“Seller”).  Seller is a subsidiary of Corinthian Colleges, Inc., a Delaware corporation (“CCI”).Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.  For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF PROPERTIES

Section 1.01.  Agreement to Purchase.  Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”); (b) all  fixtures affixed thereto; (c) all plans, specifications and studies pertaining to the Real Property in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; (e) all leases and rental agreements relating to the Real Property or any portion thereof, including without limitation, all rent, prepaid rent, security deposits and other payments and deposits; and (f) all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property (all of the foregoing items in clauses (a) through (f) above, now or hereafter existing, individually, a “Property” and collectively, the “Properties”).

Section 1.02.  Purchase Price.  The aggregate purchase price to be paid by Purchaser to Seller for the Properties is Forty Million and 00/100 Dollars ($40,000,000) (the “Purchase Price).  The Purchase Price, less any credits owed to Purchaser pursuant to this Agreement, shall be paid by Purchaser in immediately available federal funds at Closing.

Section 1.03.  Lease of Properties.  On or before the expiration of the Inspection Period, Lessee and Purchaser shall agree upon the form of Master Lease Agreement and at Closing, Purchaser and/or an Affiliate, as landlord, and Lessee, shall enter into two (2) Master Lease Agreements (each, a “Lease Agreement” and collectively, the “Lease Agreements”), one Lease Agreement covering two (2) Properties and the other Lease Agreement covering three (3) Properties, at the rent and pursuant to the terms and conditions contained therein.  At least three (3) Business Days prior to the Closing Date, Seller shall obtain and deliver to Purchaser the Lease Proof of Insurance. Notwithstanding anything contained herein to the contrary, in the event Seller fails to deliver the Lease Proof of Insurance, then Purchaser shall have the right to terminate this Agreement, and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

Section 1.04.  Prorations.  In view of the subsequent lease of the Properties to Lessee pursuant to the Lease Agreements and Lessee’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Properties between Seller and Purchaser at Closing.  All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Properties which are due and payable on or prior to the Closing Date shall be paid by Seller at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of the Lease Agreements.

Section 1.05.  Transaction Costs.  Except in the event of a breach of or default under this Agreement by Purchaser, Seller shall be responsible for the payment of all Transactions Costs incurred by Seller and Purchaser in connection with the Transaction, whether or not the Transaction closes; provided, however, that Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers.  The provisions of this Section 1.05 shall survive Closing or termination of this Agreement for any reason.

ARTICLE II

DUE DILIGENCE

Section 2.01.  Title Insurance.

(a)           Title Commitment and Title Policy.  Within one (1) day after the Effective Date, Purchaser shall order owner’s title insurance commitments (collectively, the “Title Commitments”) with respect to the Properties issued by the Title Company, for such ALTA Owner’s Extended Coverage Title Insurance Policies, together with any endorsements, that Purchaser may reasonably require (collectively, the “Title Policies”).  Purchaser shall cause copies of the Title Commitments to be delivered to Seller.  All costs related to the Title Policies, escrow fees and other closing costs are included as Transaction Costs.

(b)           Title Company.  The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction.  This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow in form mutually acceptable to Seller and Purchaser; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.  The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c)           Title Company Actions.  The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively.  Seller and Purchaser will pay all charges payable by them to the Title Company.  The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so.  The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court.  Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

(d)           Title Objections.

(i)            Within three (3) days after the Purchaser’s receipt of both a Title Commitment and the related Survey for each Property, Purchaser shall notify Seller in writing of Purchaser’s reasonable objection to any material exceptions or other material title matters shown on a Title Commitment or the related Survey (each, a “Title Objection”).  If, within three (3) days after its receipt of any notice of a Title Objection, Seller does not, in its sole and absolute discretion, agree in writing to remove such Title Objection at and as a condition to the Closing, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the Closing Date, to (A) terminate this Agreement, in which event the neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein; or (B) waive such Title Objection (in which case such matter shall deemed to be a Permitted Exception), and proceed to close with respect to all of the Properties.  If Seller provides notice to Purchaser of its agreement to cure any Title Objection as of Closing, the cure or resolution of any such Title Objection to Purchaser’s reasonable satisfaction at Closing shall be a condition precedent in favor of Purchaser to the Closing.

(ii)           If any supplement to a Title Commitment or the related Survey discloses any additional material title defects which were not created by or with the consent of Purchaser, and which are not reasonably acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within three (3) days following receipt of such supplement or revision.  If, within three (3) days after its receipt of any notice of Additional Title Objection, Seller does not, it its sole and absolute discretion, agree in writing to remove any such Additional Title Objection at and as a condition to Closing, then Purchaser shall have the option, as its sole remedy, to (A) terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein; or (B) waive such Additional Title Objection (in which case such matter shall deemed to be a Permitted Exception, and proceed to close with respect to all of the Properties.  If Seller provides notice to Purchaser of its agreement to cure any Additional Title Objection as of Closing, the cure or resolution of any such Additional Title Objection to Purchaser’s reasonable satisfaction at Closing shall be a condition precedent in favor of Purchaser to the Closing.

(iii)          Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and related Survey.  If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 2.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

Section 2.02.  Seller Documents.  With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, Seller shall deliver to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control (collectively, the “Seller Documents”): (a) “as-built” plans and specifications for each of the Properties; (b) a certificate of occupancy (or its jurisdictional equivalent) for each of the Properties; (c) all surveys related to the Properties; (d) all environmental reports related to the Properties (including without limitation, Phase I and Phase II environmental investigation reports) and a completed and executed Environmental Questionnaire related to the Properties; (e) all appraisals or valuations related to the Properties; (f) all guaranties and warranties in effect with respect to all or any portion of the Properties; (g) full and complete copies of any existing leases and current rent rolls related thereto and all other agreements related to the Properties, together with all amendments and modifications thereof; (h) Seller’s, Lessee’s and Guarantor’s financial statements and unit-level financial statements for the previous three years; (i) the completed and executed Questionnaire; (j) all property condition reports related to the Properties; and (k) all other documents related to the ownership, lease and operation of the Properties, and reasonably requested by Purchaser.

Section 2.03.  Survey.  Within one (1) day after the Effective Date, Purchaser shall order a current ALTA/ACSM “as built” survey as required for each such Property from one or more surveyors selected by Purchaser (collectively, the “Surveys”).  The Surveys shall show all improvements and shall plot all exceptions shown on the applicable Title Commitment (to the extent plottable), certified in favor of Purchaser, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards.  The costs of the Surveys shall be included in the Transaction Costs.

Section 2.04.  Environmental.  Within one (1) day after the Effective Date, Purchaser shall order a current complete Phase I environmental investigation report for each of the Properties, and, if any environmental investigation report recommends additional subsurface investigation of any Property, Purchaser may terminate this Agreement unless, in Seller’s sole and absolute discretion: (a) Seller shall permit Purchaser to perform such additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from one or more environmental inspection companies selected by Purchaser, detailing and analyzing certain aspects of any such Property, or (b) if available, Seller shall procure environmental insurance, in form and substance and with coverage and endorsements acceptable to Purchaser (“Environmental Insurance”), in lieu of any such additional subsurface investigation; provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to permit any such additional subsurface investigation or to procure any such Environmental Insurance, Seller shall be deemed to have elected to terminate this Agreement, whereupon, except for those provisions expressly stated to survive termination hereof (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), the parties’ obligations hereunder shall terminate.  The costs of the Environmental Reports and any Environmental Insurance shall be included as Transaction Costs; subsequent to the date of Closing, additional costs, if any, related to the Environmental Insurance, shall be paid by Lessee in accordance with the provisions of the Lease Agreements.

Section 2.05.  Property Condition Reports.  If Seller does not have possession or control of, or fails to deliver, the property condition reports referenced in Section 2.02(j), or if such property condition reports are delivered and Purchaser requires updates thereof, Purchaser shall order current property condition assessments and limited compliance audits as required for such Properties from one or more inspection companies selected by Purchaser (collectively, the “Property Condition Reports”).  Each Property Condition Report shall be in form and substance acceptable to Purchaser, and shall be certified to Purchaser and any requested Affiliate of Purchaser.  The costs of the Property Condition Reports shall be included in the Transaction Costs.

Section 2.06.  Property Insurance; Zoning.  At least three (3) Business Days prior to the expiration of the Inspection Period: (a) Seller shall obtain and deliver to Purchaser certificates in form and substance satisfactory to Purchaser, evidencing the insurance coverage, limits and policies currently carried by Seller or Lessee with respect to the Properties (“Proof of Insurance”); and (b) Purchaser shall have received evidence reasonably satisfactory to Purchaser to the effect that each Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over each Property (“Zoning Evidence”).  Within one (1) Business Day after the Effective Date, Purchaser shall order zoning reports from a qualified consultant for purposes of providing the Zoning Evidence, and the costs thereof shall be included in the Transaction Costs.

Section 2.07.  Inspections.  From the Effective Date and up to and including the Closing Date (the “Inspection Period”): upon reasonable advance notice to Seller and subject to the other requirements of this Section 2.07:  (a) Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to any one or more of the Properties that Purchaser deems reasonably appropriate; and (b) Seller shall, at all reasonable times, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Properties, all drawings, plans, specifications and all engineering reports for and relating to the Properties in the possession or under the control of Seller, the files and correspondence relating to the Properties, and the financial books and records relating to the ownership, lease (if applicable), operation, and maintenance of the Properties, and (ii) allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers necessary.  Purchaser shall not interfere with the business and operations at any Property and shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of any Property without obtaining the prior written consent of Seller, which may be granted, conditioned or denied in Seller’s sole and absolute discretion; provided, however, if Seller fails or refuses to give such consent, Purchaser may terminate this Agreement.  Purchaser and Purchaser’s officers, directors, employees, agents, advisors and consultants (collectively, “Purchaser’s Representatives”) shall, in performing any inspection or examination of the Properties, comply with any and all applicable laws, ordinances, rules, and regulations governing such inspections.  Neither Purchaser nor Purchaser’s Representatives shall report the results of the inspection of any Property to any governmental or quasi-governmental authority under any circumstances without first obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion, except to the extent that Purchaser determines, in its reasonable discretion, that Purchaser is required to make such report under applicable law.  Purchaser shall provide Seller with copies of any and all final, third-party reports prepared on behalf of Purchaser promptly after Purchaser’s receipt of such reports, without representation or warranty, express or implied, of any kind.  Purchaser shall cause any vendors performing investigations, tests and inspections on behalf of Purchaser to be bonded and insured in accordance with customary industry standards.  Purchaser shall, at Purchaser’s sole cost, repair any damage to the Properties caused by Purchaser or Purchaser’s Representatives’ inspection thereof to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of any Property as part of such inspection or otherwise, and Purchaser shall, at Purchaser’s sole cost, restore the Property to the condition in which the same was found before such alteration, modification, disturbance or change.  Purchaser’s undertakings pursuant to this Section 2.07 shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

Section 2.08.  Purchaser’s Right to Terminate.  Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Sections 2.01(d) and 2.05, if (a) Seller fails to timely deliver the Proof of Insurance, or (b) Purchaser determines, in its sole discretion, that any Property is not satisfactory, and Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, or (c) Purchaser and Lessee are unable to agree upon the terms and conditions of the Lease Agreements as provided in Section 1.03, or (d) at any time Seller provides any Disclosures (defined below) to Purchaser which are unsatisfactory in any respect to Purchaser in its sole discretion, and in any such event, Purchaser provides written notice of any unsatisfactory Disclosures to Seller within three (3) Business Days of Purchaser’s receipt of such Disclosures, then, upon any of the foregoing events, Purchaser shall have the option to (i) terminate this Agreement in which event neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), or (ii) waive such matter and proceed to close with respect to all of the Properties.  In the event that this Agreement is terminated (other than as a result of Seller’s default hereunder), to the extent assignable, Purchaser will assign all of its right, title and interest, if any, in any due diligence materials received by Purchaser and paid for by Seller as part of the Transaction Costs, all without representation or warranty, express or implied.

ARTICLE III

CLOSING

Section 3.01.  Closing Date.  Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline.  The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties.  The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02.  Funding.  Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents, receipt and approval of other original documents by Purchaser’s counsel, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.

Section 3.03.  Possession.  Possession of the Properties, free and clear of all tenants or other parties in possession, except in accordance with the Lease Agreements (and any subordinate subleases approved by lessor thereunder, in its sole and absolute discretion), shall be delivered to Purchaser on the Closing Date.

ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS

Section 4.01.  Seller.  Except to the extent that Seller provides written notice to Purchaser on or before the Closing Date of any exceptions to the matters set forth in this Section 4.01 (together with any updates of any such exceptions provided by Seller at any time, collectively, the “Disclosures”), Seller represents and warrants to, and covenants with, Purchaser as follows:

(a)           Organization and Authority.  Seller is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation, and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required.  Seller has all requisite corporate power and authority to own and operate the Properties, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction.  The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b)           Enforceability of Documents.  Upon execution by Seller, Lessee and Guarantor, respectively, this Agreement and the other Transaction Documents to which each is a party, shall constitute the legal, valid and binding obligations of Seller, Lessee and Guarantor, respectively, enforceable against Seller, Lessee and Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)           No Other Agreements and Options.  None of Seller, Lessee, Guarantor or any Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would (i) prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Properties under this Agreement or the subsequent lease of the Properties pursuant to the Lease Agreements, (ii) bind Purchaser subsequent to consummation of the Transaction or, (iii) to the best of Seller’s knowledge, prevent the provision of the Guaranty by Guarantor.

(d)           No Violations.  The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles of incorporation or other charter documents of Seller, Lessee and Guarantor, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default)

under any other document, instrument or agreement to which Seller, Lessee or Guarantor are parties or by which Seller, Lessee, Guarantor, the Properties or any of the property of Seller, Lessee or Guarantor are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller, Lessee, Guarantor or the Properties, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Properties.

(e)           Compliance.  Seller’s and Lessee’s use and occupation of the Properties, and the condition thereof, comply with (i) to the best of Seller’s knowledge, all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Properties, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Properties, Guarantor, Lessee, or Seller (collectively, the “Legal Requirements”), (ii) all restrictions, covenants and encumbrances of record with respect to the Properties, and (iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), entered into or on behalf of Seller or Lessee and/or which are binding upon Seller or Lessee, and are applicable to the Properties or the ownership, operation, use or possession thereof.  To the best of Seller’s knowledge, there are no agreements, contracts or insurance policies, other than those entered into by or on behalf of Seller and/or Lessee, applicable to the Properties or the ownership, operation, use or possession thereof.  No Seller Entity has received any notification that it or any Property is in violation of any of the foregoing, including without limitation, the Legal Requirements.

(f)            Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.  Without in any way limiting the provisions of Section 4.01(e), Seller, and to the best of Seller’s knowledge, each of the Seller Entities and Guarantor are not currently identified on the OFAC List, and are not Persons with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g)           Litigation.  Seller has not received notice (written or oral) of any legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller, the Seller Entities, Guarantor or the Properties before any Governmental Authority, except as has been disclosed in writing by Seller, which in any way adversely affects or may adversely affect the Properties, the business performed and to be performed on the Properties, the condition, worth or operations of any of the Seller Entities or Guarantor, the ability of any of the Seller Entities or Guarantor to perform under this Agreement, the Guaranty or any other Transaction Documents, or which questions or challenges any of the Seller’s Entities’ or Guarantor’s participation in the Transaction contemplated by this Agreement or any other Transaction Document; and to the best of Seller’s knowledge, there is no valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation.

(h)           No Mechanics’ Liens.  There are no outstanding and past due accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Properties, which will not have been fully paid for on or before the Closing Date or, to the best of Seller’s knowledge, which might provide the basis for the filing of such liens against the Properties or any portion thereof.  Other than disclosed in any Disclosures, no work has been performed or is in progress nor have materials been supplied to the Properties or agreements entered into for work to be performed or materials to be supplied to the Properties prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Properties or any portion thereof.  Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Properties prior and subsequent to the Closing Date, and Seller shall and does hereby agree to defend, indemnify and forever hold Purchaser and Purchaser’s designees harmless from and against any and all such mechanics’ lien claims, accounts payable or other commitments relating to the Properties.

(i)            Title to Properties.  Title to the Properties is vested in Seller.  Upon Closing, title to the Properties shall be vested in Purchaser or its nominee or assigns (if any), free and clear of all Liens except matters of public record.  The addresses set forth on Exhibit B hereto are the true and correct street addresses of the Properties.  No Seller Entity has made or caused to be made any structural improvements or structural additions to existing improvements on any Property since the date of the corresponding Survey.

(j)            Condition of Properties.  The Properties, including the fixtures and equipment located thereon, are of good workmanship and materials, fully equipped (to the extent necessary to operate the Properties for their intended use in compliance with the Lease Agreements) and operational, in good condition and repair (ordinary wear and tear excepted), free from structural defects, clean, orderly and sanitary, safe, well-lit and well-maintained.

(k)           Intended Use; Zoning; Access.  Seller or Lessee uses, and Lessee will continue to use, the Properties solely for the operation of the Facilities and related ingress, egress and parking, and for no other purposes; such use does not and will not violate any zoning or other requirement of any Governmental Authority applicable to the Properties.  There are adequate rights of access to public roads and ways available to the Properties to permit full utilization of the Properties for their intended use under the Lease Agreements and, to the best of Seller’s knowledge, all such public roads and ways have been completed and dedicated to public use.

(l)            Utilities.  The Properties are served by sufficient public utilities to permit full utilization of the Properties for their intended purposes under the Lease Agreements and all utility connection fees and use charges will have been paid in full.

(m)          Condemnation; Blighted Areas; Wetlands.  Seller has received no notice that any condemnation or eminent domain proceedings affecting the Properties have been commenced or, to the best of Seller’s knowledge, are contemplated.  To the best of Seller’s knowledge, the areas where the Properties are located have not been declared blighted by any Governmental Authority, and the Properties and/or the real property bordering the Properties are not designated by any Governmental Authority as wetlands.

(n)           Licenses and Permits.  Seller possesses, and upon Closing, Lessee will possess, all required licenses, permits and other authorizations, both governmental and private, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the operation of the business in the manner in which it presently is conducted at the Properties.

(o)           Intellectual Property.  Seller possesses, and upon Closing, Lessee will possess and have the right to use all intellectual property, licenses and other rights as are material and necessary for the conduct of business at the Properties, and with respect to which it is, and will be at Closing, in compliance, with no known conflict with the valid rights of others.  No event or any other condition has occurred that permits or, to the best of Seller’s knowledge, after notice or the lapse of time, or both, could reasonably be expected to permit, the revocation or termination of any such intellectual property, license or other right.

(p)           Environmental.  Without limiting in any way the representations and warranties contained elsewhere in this Agreement, Seller hereby represents and warrants to Purchaser as follows:

(i)            The Environmental Questionnaire related to the Properties delivered by or on behalf of Seller to Purchaser is true, correct and complete in all respects, and no adverse change has occurred with respect to the information provided in the Environmental Questionnaire since the date the Environmental Questionnaire was prepared or delivered to Purchaser.

(ii)           No Hazardous Materials or Regulated Substances, except in Permitted Amounts, exist on, under or about the Properties or have been transported to or from the Properties or used, generated, manufactured, stored or disposed of on, under or about the Properties by Seller and, to Seller’s actual knowledge, by any other Person.  Seller has received no notice (written or oral) that the Properties are in violation of any Hazardous Materials Laws relating to industrial hygiene or the environmental conditions on, under or about the Properties, including, without limitation, air, soil and groundwater conditions, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that de minimus amounts of materials required for the normal maintenance and operating of the Properties for medical education/office use are used, stored and disposed of on the Properties in accordance with all applicable Hazardous Materials Laws.

(iii)          To the best of Seller’s knowledge, there is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Properties; all uses and operations on or of the Properties, by Seller have been in compliance with all Hazardous Materials Laws and environmental permits issued pursuant thereto; all USTs, if any, located on or about the Properties are in full compliance with all Hazardous Materials Laws, and as of the date hereof, Seller is in compliance with the requirements of the UST Regulations with respect to those “petroleum underground storage tanks” (as such term is defined under the UST Regulations) located at the Properties.  The Properties have been kept free and clear of all Environmental Liens and Seller has not expressly allowed any tenant or other user of the Properties (including without limitation, Lessee) to do any act that increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Properties), impaired the value of the Properties in any material respect, is contrary to any requirement of any insurer, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Properties.

(iv)          No Seller Entity has received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials, Regulated Substances or USTs, or remediation thereof, of possible liability of any Person (including without limitation, Lessee) pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(q)           Insurance.  Seller has in place and in force such insurance with such coverages and in such amounts that are substantially equivalent to those customarily maintained by similar businesses, for similar properties, in the same geographic areas in which each Property is located.

(r)            Questionnaire, Information and Financial Statements.

(i)            The Questionnaire, financial statements and other information concerning the Seller Entities and Guarantor delivered by or on behalf of Seller to Purchaser are true, correct and complete in all material respects, and no adverse change has occurred with respect to the information provided in the Questionnaire, any such financial statements, or other information provided to Purchaser since the date such Questionnaire, financial statements and other information were prepared or delivered to Purchaser.  Seller understands that Purchaser is relying upon such Questionnaire, financial statements and information and Seller represents that such reliance is reasonable.  All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present in all material respects, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

(ii)           Notwithstanding any provision contained herein, upon request at any time (including without limitation, after Closing), Seller will provide to Purchaser, at Seller’s cost, any and all financial information and/or financial statements (and in the form or forms) (A) requested by Purchaser in connection with Purchaser’s filings with or disclosures to any Governmental Authority, including without limitation, the financial statements required in connection with the SEC registration statements of Purchaser, or any Affiliate of Purchaser, as described in Staff Accounting Bulletins 71 and 71A as issued under the Securities Act of 1933, as amended, or (B) as reasonably requested by Purchaser.  The provisions of this Section 4.01(r)(ii) shall survive Closing or the termination of this Agreement for whatever reason.

(s)           Solvency.  There is no pending voluntary or involuntary Insolvency Event affecting the Seller Entities, Guarantor or any of their respective Affiliates.  There is no contemplated or threatened voluntary, or to the best of Seller’s knowledge, involuntary Insolvency Event affecting the Seller Entities, Guarantor or any of their respective Affiliates.  The fair saleable value of the assets of each of the Seller Entities and Guarantor as a going concern as of the date hereof exceeds the probable liability (including contingent liability) of each Seller Entity and Guarantor on their debts as of such date.  Each Seller Entity and Guarantor do not intend to, nor do each Seller Entity and Guarantor believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and each Seller Entity and Guarantor believe that they will be able to pay their debts as they mature.  Each Seller Entity and Guarantor do not have unreasonably small capital to conduct its business.  For purposes hereof, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances, existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(t)            No Reliance.  Seller acknowledges that Purchaser did not prepare or assist in the preparation of any of the projected financial information used by Seller in analyzing the economic viability and feasibility of the Transaction contemplated by this Agreement or the other Transaction Documents, and that Seller has not relied on any report or statement by Purchaser in entering into this Agreement or the other Transaction Documents.

(u)           Satisfaction of Conditions Precedent.  From the Effective Date through the Closing Date, Seller shall use its best efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.

(v)           No Bankruptcy Petition.  Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law.  The provisions of this Section shall survive the Closing or termination of this Agreement.  Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.

All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Seller herein, shall survive Closing for a period of one (1) year.

As used herein, “to the best of Seller’s knowledge,” and like and similar phrases, shall mean to the knowledge of Paul Dimeo, Vice President of Real Estate of Seller, and Robert Owen, Executive Vice President and Chief Financial Officer of Seller, after reasonable due inquiry.  Seller hereby represents and warrants to Purchaser that the foregoing persons are the officers or employees of Seller most likely to have personal knowledge of the matters covered by the representations and warranties set forth in this Section 4.01.

Section 4.02.  Purchaser.  Purchaser represents and warrants to, and covenants with, Seller as follows:

(a)           Organization and Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation.  Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction.  The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b)           Enforceability of Documents.  Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)           Litigation.  There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)           Satisfaction of Conditions Precedent.  From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 5.02 of this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of one (1) year.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01.  Purchaser’s Conditions to Closing.  Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a)           Purchaser shall have received and approved all of the items and materials as provided in Article II hereof.

(b)           Purchaser shall have inspected and approved the Properties as provided in Article II.

(c)           Seller, Lessee and Guarantor, as appropriate, shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i)            The Deeds, pursuant to which the Properties are conveyed to Purchaser, free of all Liens, restrictions encroachments and easements, except the Permitted Encumbrances;

(ii)           Such documents evidencing the legal status and good standing of Seller, Lessee and Guarantor that may reasonably be required by Purchaser and/or the Title Company for issuance of the Title Policies, including, without limitation, certificates of good standing;

(iii)          Fully executed originals of (A) the Lease Agreements, together with fully executed originals of the memoranda thereof (each, a “Memorandum of Lease” and collectively, the “Memoranda of Lease”), and (B) an Assignment of Warranties in the form of Exhibit D attached hereto (the “Assignment of Warranties”), and (C) all of the other Transaction Documents, including without limitation, the Guaranty;

(iv)          Certificates evidencing the insurance coverage, limits and policies to be carried by Lessee under and pursuant to the terms of the Lease Agreements, on the forms and containing the information required by Purchaser, as landlord  (“Lease Proof of Insurance”);

(v)           Evidence satisfactory to Purchaser that the locations of the Properties are not within the 100-year flood plain or identified as a “Special Flood Hazard Area” by the Federal Emergency Management Agency, or if the Properties are in such a Special Flood Hazard Area, evidence of flood insurance maintained on the Properties in amounts and on terms and conditions satisfactory to Purchaser;

(vi)          A certificate of an officer, manager or general partner, as applicable, of each of Seller, Lessee and Guarantor, together with copies of each entity’s (1) articles of organization or certificate of formation, as applicable, amended to date; (2) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (3) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents, and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (4) original certificates of good standing or similar documents from the states in which each entity was organized or formed, and original certificates of qualification or similar documents from the states where the Properties are located;

(vii)         An Opinion of Counsel, addressed to Purchaser and Purchaser’s financial institution, if any, and their respective successors and assigns;

(viii)        A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (“Non-Foreign Seller Certificate”);

(ix)           If applicable and reasonably requested by Purchaser, appropriate subordination and nondisturbance agreements;

(x)            Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(xi)           To the extent not previously provided, the most recent financial statements available for Seller, Lessee and Guarantor;

(xii)          All documents required to be delivered by this Agreement and the other Transaction Documents; and

(xiii)         Such further documents as reasonably may be required in order to fully and legally close this Transaction, including any required assignments and assumptions of operating agreements related to the Properties.

(d)           Purchaser shall have received the Title Commitments and the Title Company’s irrevocable commitment to insure title by means of the Title Policies which shall (i) subject to Section 5.01(c)(i), show good and marketable title in Seller, (ii) be in an aggregate amount equal to the Purchase Price, (iii) commit to insure Purchaser’s fee simple ownership in the Properties subject only to Permitted Encumbrances, and (iv) contain such endorsements as Purchaser may require.

(e)           Purchaser’s lender, if any, shall have received from the Title Company an irrevocable commitment to issue ALTA lender’s policies of title insurance which shall (i) be in an amount not in excess of the Purchase Price; (ii) insure title by means of an ALTA extended coverage policy of title insurance, (iii) subject to Section 5.01(c)(i), show good and marketable title in Seller, (iv) commit to insure lender’s interest in the Properties subject only to Permitted Encumbrances, and (v) contain such endorsements as such lender may require.

(f)            Purchaser shall have determined, in its sole discretion, that no conditions exist regarding the Properties, Seller, Lessee, Guarantor, or any principals thereof, or any Person or party contributing to the operating income and operations of the Properties, or the financial markets that could reasonably be expected to cause the rents and any other payments due under the Lease Agreements to become delinquent or to adversely affect the value or marketability of the Transaction or the Properties, or cause prospective investors to regard the Transaction or any security derived in whole or in part therefrom as an unacceptable investment.  There shall have been no material adverse change in the financial condition of Seller, Lessee, Guarantor or the Properties from the Effective Date.

(g)           All (i) representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and (ii) all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.

(h)           No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document, or any other agreements between or among Purchaser, Seller, Lessee or Guarantor.

(i)            Seller and Lessee shall have caused all leases and, unless otherwise agreed to in writing by Purchaser, all subleases of any or all of the Properties and any other documents affecting the Properties existing at Closing, at Purchaser’s sole option, to be cancelled as of the Closing Date or subordinated to the Lease Agreements pursuant to subordination agreements in form and substance satisfactory to Purchaser.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement.  Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02.  Seller’s Conditions Precedent to Closing.  Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a)           Purchaser shall have delivered to the Title Company the Purchase Price, less any applicable credits pursuant to the requirements of this Agreement;

(b)           Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Lease Agreements, together with the Memoranda of Lease and the Assignment of Warranties;

(c)           Purchaser shall have delivered to the Title Company Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d)           Purchaser shall have delivered to Seller and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction;

(e)           [Intentionally deleted]

(f)            All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time;

(g)           No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default by Purchaser hereunder or under any other document, or any other agreements between or among Purchaser, Seller, Lessee or Guarantor; and

(h)           No Insolvency Event shall have occurred with respect to Purchaser or any applicable Affiliate of Purchaser.

ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01.  Default.  Each of the following shall be deemed an event of default by Seller (each, an “Event of Default”):

(a)           If any representation or warranty of Seller set forth in this Agreement or any other Transaction Document is false in any material respect;

(b)           If Seller fails to perform any of its obligations under this Agreement; or

(c)           If any Insolvency Event shall occur with respect to any Seller Entity or Guarantor.

Section 6.02.  Remedies.  In the event of any Event of Default, Purchaser shall be entitled to elect, at its option, one of the following options as its sole and exclusive remedy:

(a)           Purchaser may terminate this Agreement by giving written notice to Seller in which case neither party shall have any further obligation or liability, except for the obligations set forth herein (including without limitation, those set forth in Sections 1.05, 7.05 and 7.06 hereof), the provisions which are expressly stated to survive termination of this Agreement and such liabilities as Seller may have for such breach or default (including all of the Purchaser’s out-of-pocket costs and expenses incurred hereunder (including without limitation, the Transaction Costs, any other due diligence costs, and the fees and costs of Purchaser’s counsel), and all other Losses paid or incurred by Purchaser as a result of such breach or default, excluding any special, consequential, indirect, speculative, punitive or exemplary damages); or

(b)           Purchaser may bring an action to require Seller specifically to perform its obligations hereunder.

Notwithstanding anything to the contrary herein, following the Closing, Purchaser shall have no right to assert any claim or cause of action against Seller under this Agreement for breach of a representation, warranty or covenant made by Seller in this Agreement if (a) the same representation, warranty or covenant is made by Lessee in the applicable Lease Agreement and such Lease Agreement provides a cure period with respect to such breach, and (b) Lessee cures such breach prior to the expiration of the applicable cure period.

Section 6.03.  Purchaser Default.  In the event of any default of or breach of this Agreement by Purchaser, as its sole and exclusive remedy, Seller may terminate this Agreement by giving written notice to Purchaser in which case neither party shall have any further obligation or liability, except for the obligations set forth herein (including without limitation, those set forth in Sections 1.05, 7.05 and 7.06 hereof), the provisions which are expressly stated to survive termination of this Agreement and such liabilities as Purchaser may have for such breach or default (including all of Seller’s out-of-pocket costs and expenses incurred hereunder (including without limitation, the Transaction Costs, any other due diligence costs, and the fees and costs of Seller’s Counsel), and all other Losses paid or incurred by Seller as a result of such breach or default, excluding, any special, consequential, indirect, speculative, punitive or exemplary damages).

ARTICLE VII

MISCELLANEOUS

Section 7.01.  Transaction Characterization.

(a)           The parties intend that (i) all components of the Transaction shall be considered a single integrated transaction and shall not be severable; and (ii) each Lease Agreement shall constitute a single master lease of all, but not less than all, of the Properties covered thereby, each Lease Agreement shall be a unitary, unseverable instrument pertaining to all, but not less than all, of the Properties covered thereby, and none of each Lease Agreement or Lessee’s rights, obligations or duties may be divided or otherwise allocated by Lessee among the Properties covered thereby.

(b)           The parties intend that the conveyance of the Properties to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller.  After the execution and delivery of the Deeds, Seller will have no legal or equitable interest or any other claim or interest in the Properties, other than the interest, if any, set forth in the Lease Agreements.  The parties also intend for each Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of each Lease Agreement are those of a true lease.  Notwithstanding the existence of the Lease Agreements, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Properties by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Properties by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)           Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.

Section 7.02.  Risk of Loss.

(a)           Condemnation.  If, prior to Closing, action is initiated to take any of the Properties, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), (ii) with Seller’s consent, in Seller’s sole and absolute discretion, remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price mutually acceptable to Purchaser and Seller, and proceed to close with respect to the remaining Properties, or (iii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b)           Casualty.  Seller assumes all risks and liability for damage to or injury occurring to the Properties by fire, storm, accident, or any other casualty or cause until the Closing has been consummated excluding conditions arising from ordinary wear and tear.  If the Properties, or any part thereof, suffer any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), (ii) with Seller’s consent, in Seller’s sole and absolute discretion, remove the applicable Property or Properties from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price mutually acceptable to Purchaser and Seller, and proceed to close with respect to the remaining Properties, or (iii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Properties, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c)           Maintenance of Properties and Insurance.  From the Effective Date until Closing, Seller shall continue to maintain the Properties or cause the Properties to be maintained in good condition and repair, ordinary wear and tear excepted, and shall continue to maintain or cause to be maintained all insurance for the Properties in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.

Section 7.03.  Notices.  All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email or facsimile transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of email or facsimile transmission, if delivered by email or facsimile, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested.  Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Seller:	Corinthian Colleges, Inc.
6 Hutton Center, Suite 400
Santa Ana, CA 92707
Attention: Diana A. Scherer — Vice President & Deputy General Counsel
Facsimile: (714) 751-3605
Email: dscherer@cci.edu

And

Attention: Paul Dimeo — Vice President of Real Estate
Facsimile: (714) 427-5115
Email: pdimeo@cci.edu

If to Purchaser:	STORE Capital Acquisitions, LLC
8501 E. Princess Drive, Suite 190
Scottsdale, AZ 85255
Attention: Michael T. Bennett — Executive Vice President - Operations
Facsimile: (480) 256-1101
Email:mbennett@storecapital.com

With a copy to:	Kutak Rock LLP
1801 California Street, Suite 3100
Denver, CO 80202
Attention: Peggy A. Richter, Esq.
Facsimile: (303) 292-7799
Email:peggy.richter@kutakrock.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.  Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.04.  Assignment.  Purchaser may assign its rights under this Agreement in whole or in part at any time.  Upon any unconditional assignment of Purchaser’s entire right and interest hereunder, Purchaser shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Purchaser contained herein, and such assignee shall assume all obligations arising from and after the date of such assignment.  Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Properties, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Section 7.05.  Indemnity.  Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Indemnified Parties”), from and against any and all Losses of any nature arising from or connected with any breach of any of the representations, warranties, covenants, agreements or obligations of the Indemnifying Party set forth in this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its respective Indemnified Parties from and against any Losses of any nature arising from or connected with the ownership and operation of the Properties prior to the Closing Date.  Without limiting the generality of the foregoing sentence, such indemnity shall include, without limitation, any Losses incurred with respect to any engineering, governmental inspection and attorneys’ fees and expenses that Purchaser may incur by reason of any environmental condition and/or any representation or warranty set forth in Section 4.01(p) being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith.  The obligations under this Section 7.05 shall survive Closing.

Section 7.06.  Brokerage Commission.  Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction.  Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party.  The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.07.  Reporting Requirements.  The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.08.  Disclosures.  Except as expressly set forth in Sections 7.07 and 7.16 and this Section 7.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto.  The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 7.09.  Time is of the Essence.  The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.10.  Non-Business Days.  If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.11.  Waiver and Amendment.  No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.12.  Purchaser’s Liability.  Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease Agreements by Purchaser, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement, (b) Seller waives all claims, demands and causes of action against Purchaser’s directors, officers, managers, members, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, and (c) Seller shall look solely to the assets of Purchaser for the satisfaction of each and every remedy of Seller in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.13.  Headings; Internal References.  The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement.  Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.14.  Construction Generally.  This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.  Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.15.  Further Assurances.  Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.16.  Securitizations and Other Transactions.  As a material inducement to Purchaser’s willingness to complete the transactions contemplated by this Agreement and the other Transaction Documents, Seller hereby acknowledges and agrees that Purchaser may, from time to time and at any time, (a) with Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws: (i) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of any Property, any Lease Agreement or any other Transaction Document, Purchaser’s right, title and interest in any Property, any Lease Agreement or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a securitization and related transactions. Seller agrees to use all reasonable efforts and to cooperate fully with Purchaser with respect to all reasonable requests of Purchaser relating to the foregoing, which includes without limitation, with respect to the activities described in subsection (b), providing financial information, financial and other data, and other information and materials which would customarily be required by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to any of the foregoing. The provisions of this Section 7.16 shall survive the Closing.

Section 7.17.  Attorneys’ Fees.  In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.18.  Entire Agreement.  This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the

Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller.  The provisions of this Section shall survive the Closing.

Section 7.19.  Forum Selection; Jurisdiction; Venue.  For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona.  Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law.  Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.  Nothing contained in this Section shall limit or restrict the right of Purchaser to commence any proceeding in the federal or state courts located in the state or states in which the Properties are located to the extent Purchaser deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

Section 7.20.  Separability; Binding Effect; Governing Law.  Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder.  Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law.  If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto.  This Agreement shall be governed by, and construed with, the laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of laws principles.

Section 7.21.  Survival.  Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing.

Section 7.22.  Waiver of Jury Trial and Certain Damages.  THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO.  SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.23.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

Section 7.24.  Confidentiality.  Without the prior written consent of Seller or Purchaser, as applicable (not to be unreasonably withheld, conditioned or delayed), neither Purchaser, Seller, nor any broker employed or engaged by any of them shall issue (or cause to be issued) any press releases concerning the subject matter hereof, the structure of the transactions or the status of negotiations conducted hereunder except as Seller and Purchaser or as any of them may reasonably consider necessary in order to satisfy the requirements of applicable law, provided, however, that notwithstanding anything herein to the contrary, Seller and Purchaser may, free from the restrictions of this Section 7.24, report on the Transaction completed by this Agreement in connection with:  (a) any press release or investor call concerning such party’s earnings or financial performance; (b) any filings or disclosures required to be made to the Securities and Exchange Commission or state securities’ commission in accordance with applicable law; or (c) any meetings or conference calls with, or disclosures made to, such party’s consultants, contractors, investors, principals, employees, agents, attorneys, accountants and other advisors (“Representatives”), provided that such Representatives agree to be bound by the terms of this Section 7.24 or are otherwise required to keep such information confidential under requirements at least as restrictive as those set forth herein.  The foregoing restrictions shall survive the Closing for six (6) months.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Michael T. Bennett
Name:	Michael T. Bennett
Title:	Executive Vice President

SELLER:

HEALD REAL ESTATE, LLC, a California limited liability company

By:	/s/ Robert C. Owen
Name:	Robert C. Owen
Title:	EVP & Chief Financial Officer

Exhibits:

A:	Defined Terms
B:	Legal Descriptions / Property Addresses
C:	Non-Foreign Seller Certificate
D:	Assignment of Warranties

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person.  For purposes of this definition, “controls”, “under common control with” and “controlled by”  means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Assignment of Warranties” has the meaning set forth in Section 5.01(c)(iii).

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“CCI” shall have the meaning set forth in the preamble to this Agreement.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Documents” shall have the meaning set forth in Section 4.01.

“Closing Deadline” means February 15, 2012, or any other date mutually agreed upon by Seller and Purchaser in their respective sole and absolute discretion.

“Counsel” means one or more legal counsel to the Seller Entities and Guarantor, as selected by the Seller Entities and Guarantor.

“Deeds” means those certain special warranty deeds whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Properties, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.

“Disclosures” has the meaning set forth in Section 4.01.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Insurance” has the meaning set forth in Section 2.04.

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.

“Environmental Questionnaire” means that certain Environmental Questionnaire regarding environmental information about the Properties, to be executed by Seller and delivered to Purchaser as provided in Section 2.02.

“Environmental Report” has the meaning set forth in Section 2.04.

“Event of Default” has the meaning set forth in Section 6.01.

“Facilities” means Heald Colleges and uses incidental thereto.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guarantor” means CCI, or any additional or replacement guarantor(s) approved by Purchaser (as landlord) in its sole and absolute discretion, if Lessee under the Lease Agreements is any Person other than CCI.  If Lessee under the Lease Agreements is CCI, references herein to Guarantor shall be disregarded and have no force or effect.

“Guaranty” means an unconditional guaranty of payment and performance in form and substance acceptable to Lessor and Guarantor.  If Lessee under the Lease Agreements is CCI, references herein to the Guaranty shall be disregarded and have no force or effect.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Properties or to Persons on or about the Properties, cause the Properties to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the occupants of the Properties or the owners and/or occupants of any property adjoining any Property.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Properties or to Hazardous Materials.

“Indemnified Parties” has the meaning set forth in Section 7.05.

“Indemnifying Parties” has the meaning set forth in Section 7.05.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” has the meaning set forth in Section 2.07.

“Inspections” has the meaning set forth in Section 2.07(a).

“Lease Agreement” or “Lease Agreements” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01(c)(iv).

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Lessee” means CCI, or another wholly owned subsidiary thereof approved by the lessor under the Lease Agreement in its sole and absolute discretion.

“Letter of Intent” means that certain Letter of Intent dated January 12, 2012, between Purchaser and Seller with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” or “Memoranda of Lease” has the meaning set forth in Section 5.01(c)(iii).

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(c)(viii).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.  The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Opinion of Counsel” means an opinion by Counsel to the Seller Entities and Guarantor, in form and substance and with such qualifications as are acceptable to Purchaser and its counsel.

“Permitted Amounts” means, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms, the use, storage or release of which does not constitute a violation of or require regulation under any Hazardous Materials Laws and is customarily employed in the ordinary course of business of, or associated with, similar businesses located in the state or states in which the Properties are located.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitments and in the Title Policies to be issued by Title Company to Purchaser and approved or deemed approved by Purchaser in its sole discretion in connection with this Agreement; and (c) the Lease Agreements.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Proof of Insurance” has the meaning set forth in Section 2.06.

“Property” or “Properties” has the meaning set forth in Section 1.01.

“Property Condition Reports” has the meaning set forth in Section 2.05.

“Purchase Price” means the amount specified in Section 1.02.

“Purchaser’s Representatives” has the meaning set forth in Section 2.07.

“Questionnaire” means that certain Questionnaire regarding information about Seller, Lessee, Guarantor, and any equity owners thereof, to be completed and executed by Seller, and delivered to Purchaser as provided in Section 2.02.

“Real Property” has the meaning set forth in Section 1.01.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Representatives” has the meaning set forth in Section 7.24.

“Seller Documents” has the meaning set forth in Section 2.02.

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller and Lessee, and any Affiliate of Seller and Lessee.

“Surveys” has the meaning set forth in Section 2.03.

“Title Commitments” has the meaning set forth in Section 2.01(a).

“Title Company” First American Title Insurance Company, located at 2425 East Camelback Road, Suite 300, Phoenix, Arizona, or an alternative title insurance company selected by Purchaser.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policies” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Costs” means all out-of-pocket costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes), including but not limited to (a) the procurement, or if the same is provided by Seller, the update, of any Property Condition Report, Environmental Report, Survey, zoning reports, Title Commitment, Title Policy, all title policies required by Purchaser’s lender, and all endorsements required by Purchaser and its lender; and (b) all taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees; and (c) the fees and costs of Counsel.

“Transaction Documents” means this Agreement, the Lease Agreements, the Memoranda of Lease, the Guaranty, the Deeds, the Proof of Insurance, the Lease Proof of Insurance,, the Opinion of Counsel, the Non-Foreign Seller Certificate, the Assignment of Warranties, the UCC-1 Financing Statements, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

“UCC-1 Financing Statements” means such UCC-1 Financing Statements as Purchaser shall require with respect to the Transaction.

“UST Regulations” means 40 C.F.R. § 298 Subpart H — Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Zoning Evidence” has the meaning set forth in Section 2.06.

EXHIBIT B

LEGAL DESCRIPTIONS / PROPERTY ADDRESSES

Street Addresses:

Address	City	State	Zip
255 West Bullard Avenue	Fresno	CA	93704
341 Great Mall Parkway	Milpitas	CA	95035
1555 and 1605 East March Lane	Stockton	CA	95210
2910 Prospect Park Drive	Rancho Cordova	CA	95670
7 Sierra Gate Plaza	Roseville	CA	95678

Legal Descriptions:  To be provided.

B-1

EXHIBIT C

NON-FOREIGN SELLER CERTIFICATE

STATE OF	)
) ss:
COUNTY OF	)

, being first duly sworn deposes and states under penalty of perjury:

1.                                      That he/she is a                                           of [                                                       ], a [                              ], the transferor of the Properties described on Schedule I attached hereto.

2.                                      That the transferor’s office address is at                                                  .

3.                                      That the United States taxpayer identification number for the transferor is                                                 .

4.                                      That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

5.                                      That the transferor is not a disregarded entity as defined in § 1.1445 2(b)(2)(iii) of the regulations promulgated under the Code.

This affidavit is given to                                               , a                               , the transferee of the Properties described in paragraph 1 above, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code.  The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[ ], a
[ ]

By:	EXHIBIT — NOT FOR SIGNATURE
Name:
Title:

Subscribed and sworn to before me this            day of                                         , 2            .

Notary Public:

(SEAL)

My Commission Expires:

C-1

Schedule I

to Non-foreign Seller Certificate

PROPERTIES

C-2

EXHIBIT D

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of [                                              ], 20[        ] by and between [                                                          ], a [                                                        ] (“Assignor”) and [                                                           ], a [                                                        ] (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of                 , 20        , by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Purchase Agreement (collectively, the “Property”).  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee rights to all guaranties and warranties relating to the Property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor.  Assignee hereby accepts the foregoing assignment of guaranties and warranties.

2.             Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3.             Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

4.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

D-1

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

[ ], a
[ ]

By:	EXHIBIT — NOT FOR SIGNATURE
Name:
Title:

ASSIGNEE:

[ ], a
[ ]

By:	EXHIBIT — NOT FOR SIGNATURE
Name:
Title:

D-2